Exhibit 10.2

March 25, 2008

LFB Biotechnologies, S.A.S.U.

3, avenue des Tropiques

Les Ulis

91958 Courtaboeuf

France

Re:	Amendment No. 2 to the Stock and Note Purchase Agreement

This letter sets forth a second amendment to the Stock and Note Purchase Agreement dated as of September 29, 2006 between LFB Biotechnologies (the “Purchaser”) and GTC Biotherapeutics, Inc. (the “Company”), as amended by the amendment dated October 18, 2006 (as previously amended, the “Agreement”). This amendment shall be interpreted in accordance with the terms of the Agreement. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

1.	Non-Exercise by the Company of Mandatory Conversion Right

Subject to the simultaneous conversion of shares of Series D Preferred Stock pursuant to Section 4 below, and as an inducement for the Purchaser to make such conversion, the Company irrevocably agrees not to exercise its right provided under Section 4.4.6 (as corrected in accordance with Section 3 below) of the Company’s Articles of Amendment designating the Series D Preferred Stock, as filed on October 2, 2007 with the Secretary of the Commonwealth of the Commonwealth of Massachusetts (the “Articles of Amendment”), to require conversion of all of the outstanding shares of Series D Preferred Stock into shares of Common Stock if the right of the Purchaser to nominate the “Purchaser Designee” pursuant to the Agreement automatically terminates pursuant to clause (iii) of Section 9(c) of the Agreement after conversion of more than 50% of the shares of Series D Preferred Stock issued to the Purchaser.

2.	Amendment to Section 9 of the Agreement

Section 9(c) of the Agreement is hereby amended and restated in its entirety as follows:

“(c) Ownership Requirements. After June 30, 2012, or if the annual shareholder meeting for 2012 in which directors are elected is held after June 30, 2012, after the date of such meeting, the Purchaser’s right to nominate the Purchaser Designee, including any successor, shall automatically terminate upon the occurrence of either (i) the Purchaser’s ownership of Common Stock of the Company declining to less than ten percent (10%) on an as-converted basis and termination of the Development Agreement or (ii) the Purchaser’s ownership of Common Stock of the Company declining to less than five percent (5%) on an as-converted basis. For purposes of this Agreement, “ownership” shall be determined in accordance with the rules for “beneficial ownership” set forth in the Rights Agreement referenced in Section 10(e) below, and ownership on an “as-converted basis” shall mean inclusion of all shares of Common Stock issuable upon conversion or exercise of convertible or exercisable securities of the Company in the number of outstanding shares of Common Stock.”

LFB Biotechnologies

March 25, 2008

3.	Correction to Charter Amendment

The Company and the Purchaser agree that the Company shall file Articles of Correction to its Restated Articles of Organization to correct a typographical error in Section 4.4.6 of the Articles of Amendment to correctly refer to Section 9(c) of the Stock Purchase Agreement dated as of September 29, 2006 instead of Section 9(b).

4.	Exercise by the Purchaser of Optional Conversion Right

Pursuant to Section 4.4.5 of the Articles of Amendment, immediately following, and in consideration of, the effectiveness of the amendment to Section 9(c) of the Agreement as set forth in Section 1 above, the Purchaser irrevocably elects, and irrevocably instructs the Company, to convert 14,500 shares (the “Converted Series D Shares”) of the shares of Series D Preferred Stock that the Purchaser holds into 14,500,000 shares (the “Conversion Shares”) of Common Stock registered in the name of the Purchaser. Notwithstanding anything to the contrary in Section 4.4.5(c) of the Articles of Amendment, the date of this amendment shall be the conversion date of the conversion of the Converted Series D Shares and the issuance of the Conversion Shares shall be effective as of the close of business on the date hereof; and the Converted Series D Shares shall no longer be deemed to be outstanding, and all rights with respect to such shares shall terminate, at the close of business on the date hereof, except only for the right of the Purchaser to receive the Common Shares in exchange therefor. The Purchaser shall promptly surrender the certificates representing the Converted Series D Shares and the Company shall promptly issue and deliver to the Purchaser a certificate representing the Conversion Shares and a replacement certificate for the remaining shares of Series D Preferred Stock held by the Purchaser.

4.	Miscellaneous

A. Effect on Agreement. Except as specifically amended herein, the Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect.

B. Incorporation of Other Terms. Except as specifically amended herein, this amendment shall be governed by all the terms and provisions of the Agreement.

C. This amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

GTC BIOTHERAPEUTICS, INC.

By:	/s/ John B. Green
John B. Green
Senior Vice President and Chief Financial Officer

LFB Biotechnologies

March 25, 2008

AGREED:

LFB BIOTECHNOLOGIES, S.A.S.U.

By:	/s/ Christian Béchon
Christian Béchon
President